Exhibit (1)(2)

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June 30, 2017

WhiteHorse Finance, Inc.

1459 Brickell Avenue, 31st Floor

Miami, FL 33131

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to WhiteHorse Finance, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (Registration No. 333-217093) as originally filed on March 31, 2017 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended on May 17, 2017 and on or about the date hereof (the “Registration Statement”), relating to the proposed issuance by the Company of 2,200,000 shares (the “Primary Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and up to 330,000 shares of Common Stock (the “Secondary Shares”) that may be sold by certain selling stockholders pursuant to the overallotment option granted to the underwriters, to be sold to the underwriters pursuant to an underwriting agreement substantially in the form filed as Exhibit (h)(3) to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Underwriting Agreement;

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(iii)	the form of certificate evidencing the Shares, filed as Exhibit (d)(1) to the Registration Statement;

(iv)	the Certificate of Incorporation of the Company;

(v)	the Amended and Restated Bylaws of the Company;

(vi)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(vii)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Primary Shares and the Secondary Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that (A) when (i) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (ii) the Primary Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Primary Share not less than the net asset value per share of the Common Stock as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Underwriting Agreement and (b), if applicable, countersigned by the transfer agent, the Primary Shares will be validly issued, fully paid and nonassessable and (B) the Secondary Shares are validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

June 30, 2017 Page 3

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP